Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS COMPLETES SPECIAL PROTOCOL ASSESSMENT FOR PHASE 3 EFFICACY STUDIES AND REACHES AGREEMENT WITH THE FDA ON THE SAFETY STUDY FOR LURAMIST (TESTOSTERONE MDTS)

Mountain View, Calif, April 1, 2008 – VIVUS, Inc. (NASDAQ: VVUS) announced today that it has successfully completed and reached agreement with the U.S. Food and Drug Administration (FDA) regarding the Special Protocol Assessment (SPA) for the phase 3 efficacy trials for Luramist, testosterone metered dose transdermal spray (MDTS), for the treatment of hypoactive sexual desire disorder (HSDD) or low libido in women.  In addition, VIVUS reached agreement with the FDA on the safety requirements necessary for approval.  With the finalization of the SPA and the agreement on the safety study, the clinical and regulatory path to approval for Luramist has now been clarified.

Under the SPA, the company and the FDA have agreed to design features for the pivotal phase 3 efficacy studies including the primary endpoints, the scope and size of the patient population to be studied, inclusion/exclusion criteria, duration of the trials and elements of the statistical analysis plan.  The pivotal phase 3 program will include two double-blind, placebo-controlled trials that will enroll menopausal women for six months of treatment. The primary endpoints in the clinical trials are an increase in sexual desire and the number of satisfying sexual events, with a secondary endpoint of a decrease in sexual distress.

In addition to the two pivotal phase 3 efficacy trials, VIVUS has reached agreement with the FDA on the safety study. The safety study will be a randomized, double-blind, placebo-controlled, multi-center, cardiovascular event-based outcomes study.  Subjects will be required to have an average exposure of 12 months.  The study will enroll approximately 5,200 women, aged 50 years or older, who have at least one cardiovascular risk factor.  As an event-driven study, all patients will remain in the study for observation until a minimum number of cardiovascular events have occurred.

With the successful completion of the two pivotal phase 3 efficacy studies along with interim results of the safety study, VIVUS expects to submit an NDA seeking approval of Luramist within two years from initiation of the safety study.   Subjects enrolled in the safety study will receive treatment for up to five years, allowing for longer-term assessments of cardiovascular and breast cancer risks.  The long-term cardiovascular and breast cancer assessments are not required for NDA submission or approval.

“We have been working with the FDA for over three years to reach agreement on the design of the entire phase 3 program.  The granting of the SPA and the agreement on the safety study represents a major achievement not only for VIVUS but for women who suffer from HSDD,” said Leland Wilson, president & CEO of VIVUS. “The agreement with the FDA and the clarity on the safety requirements as evidenced by the written minutes and responses from the FDA will allow us to move forward in the development of this important therapeutic.  There are no approved therapies for HSDD and we believe women will prefer the transdermal spray over other drug delivery systems for testosterone.”

As previously announced, in the phase 2 study, pre-menopausal women suffering with HSDD treated with Luramist significantly increased the number of satisfactory sexual events compared to placebo (p<0.05).  The double-blind, randomized, placebo-controlled, dose-ranging study consisted of 261 premenopausal women, with low serum testosterone and low libido accompanied by distress. In the most effective treatment group, the study demonstrated that treatment with Luramist more than doubled the number of satisfactory events as compared to baseline and had over a three-fold increase in the number of events over placebo.

About Hypoactive Sexual Desire Disorder (HSDD)

Hypoactive sexual desire disorder (HSDD) is the most common condition affecting women with impaired sexual function. HSDD is defined as a lack of desire for sexual activity, including lack or absence of sexual fantasies, that results in personal distress. According to a study published in the Journal of the American Medical Association, 43 percent of American women (about 40 million) experience some degree of impaired sexual function. Low sexual desire was identified as the most common disorder for women, with a prevalence of 22%.  Numerous clinical studies have shown that the administration of transdermal testosterone in women diognosed with HSDD will increase libido.  According to third party data, 1.4 million testosterone units were prescribed by obstetricians and gynecologists in 2006.

About the Phase 2 Study

The 28-week, double-blind, randomized, placebo controlled, dose-ranging study consisted of 261 premenopausal women, 35-45 years old, with low serum testosterone and low libido that caused distress. Patients were randomized to receive a once daily administration of Luramist or placebo spray to the abdomen over a 16-week treatment period. The primary endpoint of the study was the number of satisfactory sexual events reported by women over a four-week period at week 16. The mean increase from baseline was 2.0 satisfactory sexual events compared to an increase of 0.5 in the placebo group over the four-week period ending at week 16. The mean number of satisfactory events during the four-week lead-in baseline period was 1.3. Treatment with Luramist was well tolerated and no serious adverse events resulting in discontinuation of the study occurred in any subject. The most common side effect was a mild increase in facial hair growth.  The study was conducted at six sites across Australia, under an Investigational New Drug (IND) Application on file with the United States Food and Drug Administration (FDA).

About Luramist (Testosterone MDTS®)

Luramist, Testosterone MDTS® (Metered Dose Transdermal Spray) is a patented new-generation transdermal spray. MDTS features a small, discrete, hand-held applicator that delivers a pre-set dose of a proprietary formulation of testosterone to the skin. The spray dries quickly on the skin, leaving an invisible depot from which drug is released into the blood stream on a sustained basis over 24-hours. A key advantage of the MDTS spray compared with transdermal patches is a very low incidence of irritation and the flexibility for dose titration.  Evamist, estradiol MDTS, was approved last summer by the FDA.  Luramist utilizes the same MDTS applicator and delivery technology found in Evamist.

About the SPA Process

Under the SPA process, a sponsor may seek the FDA’s agreement on the design and analysis of a clinical trial intended to form the primary basis of an efficacy claim. If the FDA agrees in writing, its agreement may not be changed after the trial begins except in limited circumstances, such as the FDA determining that a substantial scientific issue essential to determining the safety or effectiveness of the product was identified after the trial had begun. If the outcome of the trial is successful, the sponsor will ordinarily be able to rely on it as the basis for approval with respect to effectiveness. While we have received the FDA’s agreement on a SPA for Luramist, there can be no assurance that this trial will have a successful outcome or that we will ultimately receive approval for this product. For more information about the Agency’s Special Protocol Assessment process, see http://www.fda.gov/cder/guidance/3764fnl.htm.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health.  The pipeline includes: Qnexa™, which is in phase 3 for obesity and phase 2 for diabetes; Luramist Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

###

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.